EXHIBIT 23.1

CONSENT OF CROWE CHIZEK AND COMPANY LLC

We consent to the incorporation by reference on Forms S-3 (Reg. No. 333-109363 and 333-130363), and Forms S-8 (Reg. No. 333-128814, 333-132897 and 333-140384) of Sun American Bancorp of our report dated March 27, 2007 on the financial statements of Sun American Bancorp appearing in the 2006 Form 10-K of Sun American Bancorp.

/s/ CROWE CHIZEK AND COMPANY LLC

CROWE CHIZEK AND COMPANY LLC

Fort Lauderdale, Florida

March 27, 2007